Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR ANNOUNCES DEPARTURE OF MATT OUIMET FROM BOARD OF DIRECTORS

SANDUSKY, OHIO (Sept. 1, 2023) — Cedar Fair, L.P. (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, announced today that Matthew A. Ouimet has stepped down from the Company’s board of directors, effective immediately, to focus his time on other personal interests.

“On behalf of the entire board of directors and management team, and all our colleagues past and present, I’d like to thank Matt Ouimet for his passion, vision, and invaluable contributions to Cedar Fair over the years,” said Daniel J. Hanrahan, Cedar Fair’s chairman of the board. “Since joining the Company as president in 2011, Matt has directly led or played a key role in establishing Cedar Fair as one of the largest and most successful regional amusement park companies in the world. We wish him all the best.”

“I am extremely grateful to have been a member of the Cedar Fair management team and board of directors,” said Matt Ouimet. “I have great confidence in the Company’s current leadership team and will enjoy following their future successes.”

The Company noted the Board is currently in the process of addressing the vacancy.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com

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